                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                 ASV Reports Record Results for 2nd Quarter 2004

               Sales Increase 48%, Earnings Per Share Increase 45%

         GRAND RAPIDS, MN (July 27, 2004) - ASV, Inc. (NASDAQ: ASVI) today reported record net sales of $39.1 million for the second quarter of 2004, compared with $26.4 million for the second quarter of 2003. Aided by an increased gross profit percentage, net earnings increased to a record level of $4.2 million, or $.32 per share, compared with $2.3 million, or $.22 cents per share, for the second quarter of 2003, despite a 26% increase in the number of diluted shares outstanding in the second quarter of 2004.

         For the six months ended June 30, 2004, net sales increased 76% to $72.1 million, compared with $41.0 million for the same period in 2003. Net earnings more than doubled to $7.8 million, or $.58 per share, for the six months ended June 30, 2004 compared with $3.1 million, or $.30 per share, for the same period in 2003, even with a 31% increase in the number of diluted shares outstanding for the six months ended June 30, 2004 compared with the similar period in 2003.

         Commenting on the second quarter results, ASV CEO Gary Lemke said, "During the second quarter of 2004, ASV continued on its plan for sustained long-term growth with record sales and earnings levels during what has historically been our strongest quarter. Sales of our R-Series Posi-Track products more than doubled in the second quarter of 2004 compared with the second quarter of 2003, due in part to a greater number of products offered and an increased dealer base in 2004. Sales of R-Series Posi-Track products accounted for 58% of our sales for the second quarter of 2004 compared with 41% for the second quarter of 2003. Sales of ASV undercarriages to Caterpillar Inc. (NYSE: CAT) for use on their Multi-Terrain Loaders (MTL) represented 26% of our sales for the second quarter of 2004. MTL orders are at record levels and we anticipate our MTL undercarriage sales will increase during the second half of 2004 such that approximately 40% of our total revenue for fiscal 2004 will be from MTL undercarriage sales."

         ASV's gross profit percentage increased to 22.4% for the second quarter of 2004, compared with 20.2% for the second quarter of 2003. This increase in gross profit percentage was due primarily to a change in sales mix, with a greater percentage of R-Series Posi-Track products sold during the second quarter of 2004 as discussed above. ASV experienced approximately $550,000 of steel surcharges during the second quarter of 2004. Speaking on this matter, Lemke stated, "Steel surcharges were slightly greater than we expected for the quarter, which caused a reduction in our gross profit percentage when compared with our gross profit percentage of 22.9% for the first quarter of 2004. However, our raw material unit cost reduction project that was put in place during the first quarter of 2004 helped mitigate some of the effect of these surcharges."

         Outlook

         Discussing ASV's overall outlook for the remainder of 2004 Lemke stated, "As we reach the half way point in our fiscal year, we are pleased to have delivered increased sales of 76% and increased earnings per share of 93% over 2003. Over the past year, we have asked our vendors to increase their capacity significantly. Several of our key vendors are in the process of expanding their capacity for our anticipated growth in 2005. We believe our vendors currently have the capacity to allow our 2004 sales to be within our previously announced range of $140 million-$155 million. The earnings growth we have experienced in the first half of 2004 has allowed us to increase our guidance for anticipated diluted earnings per share from the range of $1.05-$1.17 to $1.12-$1.20 for fiscal 2004. We have not factored anything into our anticipated sales and earnings from our proposed acquisition of Loegering Mfg. Inc., which we anticipate will close in the third quarter. We believe this transaction, once finalized, will be accretive to ASV in 2004."

         Conference Call

         ASV will conduct a live Webcast at 9 a.m. Central time, Tuesday, July 27th to discuss its results for the second quarter of 2004 and its outlook for the remainder of 2004. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately two hours after its conclusion. The telephonic replay will be available through midnight Central time, Wednesday, July 28th, and can be accessed by dialing 888-203-1112 and entering pass code 265395. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

         About ASV

         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels, the timing of the proposed acquisition and the effect of the proposed acquisition on ASV's financial results are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including satisfactory completion of ASV's due diligence investigation of Loegering, ASV's ability to successfully negotiate a definitive agreement for the acquisition of Loegering, the possible inability of ASV or Loegering to satisfy conditions to closing the proposed acquisition, the risks and uncertainties associated with successfully integrating the two companies, ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                      Three Months Ended                  Six Months Ended
                                                           June 30,                           June 30,
                                                 -----------------------------     -----------------------------
                                                     2004             2003             2004             2003
                                                 ------------     ------------     ------------     ------------
Net sales ...................................    $ 39,081,165     $ 26,414,478     $ 72,134,936     $ 41,026,708
Cost of goods sold ..........................      30,313,383       21,082,229       55,796,952       32,890,995
                                                 ------------     ------------     ------------     ------------
         Gross profit .......................       8,767,782        5,332,249       16,337,984        8,135,713
Operating expenses:
     Selling, general and administrative ....       2,095,334        1,591,223        3,995,856        3,044,183
     Research and development ...............         181,980          202,182          337,535          363,886
                                                 ------------     ------------     ------------     ------------
         Operating income ...................       6,490,468        3,538,844       12,004,593        4,727,644
Other income (expense)
     Interest expense .......................         (28,168)         (32,053)         (56,777)         (68,676)
     Other, net .............................         181,896           49,627          361,413           87,033
                                                 ------------     ------------     ------------     ------------
         Income before income taxes .........       6,644,196        3,556,418       12,309,229        4,746,001
Provision for income taxes ..................       2,462,000        1,271,000        4,532,000        1,693,000
                                                 ------------     ------------     ------------     ------------
     NET EARNINGS ...........................    $  4,182,196     $  2,285,418     $  7,777,229     $  3,053,001
                                                 ============     ============     ============     ============

Net earnings per common share - Diluted .....    $        .32     $        .22     $        .58     $        .30
                                                 ============     ============     ============     ============

Diluted weighted average shares .............      13,110,823       10,432,661       13,408,714       10,273,147
                                                 ============     ============     ============     ============

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                                   June 30,         December 31,
                                                                 2004               2003
                                                             --------------    --------------
CURRENT ASSETS
    Cash & short-term investments .......................    $   42,906,012    $   29,708,418
    Accounts receivable, net ............................        28,032,210        16,484,603
    Inventories .........................................        29,637,257        26,686,707
    Other current assets ................................           880,573         3,614,506
                                                             --------------    --------------
    Total current assets ................................       101,456,052        76,494,234
PROPERTY AND EQUIPMENT, net .............................         7,757,600         6,129,922
                                                             --------------    --------------

        Total assets ....................................    $  109,213,652    $   82,624,156
                                                             ==============    ==============

                       LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities ............    $      140,022    $      136,414
    Accounts payable ....................................         9,010,158         6,004,890
    Accrued liabilities .................................         3,149,998         2,358,473
    Income taxes payable ................................           540,776                --
                                                             --------------    --------------
        Total current liabilities .......................        12,840,954         8,499,777
LONG-TERM LIABILITIES, less current portion .............         1,774,604         1,844,858
SHAREHOLDERS' EQUITY ....................................        94,598,094        72,279,521
                                                             --------------    --------------

        Total liabilities & shareholders' equity ........    $  109,213,652    $   82,624,156
                                                             ==============    ==============